Exhibit 99.1
Contacts:
Eric Brielmann / Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449
MORGANS HOTEL GROUP REPORTS
FIRST QUARTER 2008 RESULTS
     NEW YORK, NY — May 8, 2008 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG”) today reported financial results for the first quarter ended March 31, 2008.
Highlights
•	Revenue per available room (“RevPAR”) growth for Owned Comparable Hotels[1] increased by 5.6% over the first quarter of 2007.
•	RevPAR for System-Wide Comparable Hotels[2] increased by 1.5% over the comparable period in 2007. Excluding the impact of the Super Bowl in Miami in 2007 and Phoenix in 2008, RevPAR for System-Wide Comparable Hotels increased by 5.4% over the comparable period in 2007.
•	Room revenues from international guests at System-Wide Comparable Hotels in the U.S. increased by approximately 32% to 31.7% of revenues in the first quarter of 2008 as compared to 24.1% in the comparable period in 2007.
•	Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA,” as further described below) increased by 1.5% from the prior year period to $21.6 million. Excluding Mondrian LA, which was under renovation during the first quarter of 2008, Adjusted EBITDA increased by 12.5%.
•	Operating expense increases at System-Wide Comparable Hotels during the first quarter of 2008 were limited to 2% over the same period in the prior year due to the implementation of contingency plans put in effect in anticipation of an economic slowdown.
•	We repurchased 1.2 million shares of company stock for $19.2 million in the first quarter of 2008.

[1]	“Owned Comparable Hotels” includes all wholly owned hotels operated by MHG except for hotels added during or after the relevant comparison period for the prior year, hotels under renovation and development projects. Owned Comparable Hotels for the first quarter of 2008 excludes Mondrian LA, which was under renovation in the first quarter of 2008.

[2]	“System-Wide Comparable Hotels” includes all hotels operated by MHG except for hotels added during or after the relevant comparison period for the prior year, hotels under renovation and development projects. System-Wide Comparable Hotels for the first quarter of 2008 excludes Mondrian LA which was under renovation in the first quarter of 2008, and the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which was added in February 2007.

•	We began operating the casino at the Hard Rock Hotel & Casino in March 2008 and generated a year over year revenue increase of 9.7% at the casino in April 2008 over the comparable period in 2007.
     “The diverse sources of demand in our markets along with a focus on cost containment enabled us to deliver a strong performance,” said Fred Kleisner, President and Chief Executive Officer of MHG. “The impact of the Super Bowl made comparisons challenging. Excluding this five day period in both years, our System-Wide Comparable Hotel RevPAR growth was 5.4%, well in excess of domestic industry averages. International travel to our System-Wide Comparable Hotels in the U.S. increased by 32% and this helped offset declines in domestic business. We also implemented a cost containment plan which enabled us to limit our expense growth. We believe that we are well positioned in this current uncertain economic environment.”
     “We are keenly focused on transforming our development projects into EBITDA producing assets. We are on track to complete the Mondrian LA and Morgans renovations by the end of the third quarter. Our Mondrian South Beach project is scheduled to open in late 2008 and we have begun construction work at Mondrian SoHo and the expansion at Hard Rock. We are making progress on owned projects like the Gale in South Beach and the unused space at Hudson. We look forward to the growth that we expect these projects to generate in the coming years. With a cash balance of $81 million at March 31, 2008 and three unencumbered assets in attractive locations, we believe we have the resources for growth.”
First Quarter Operating Results
     RevPAR for MHG’s System-Wide Comparable Hotels was $277.82, an increase of 1.5% for the first quarter of 2008 over the comparable period in 2007. RevPAR at Owned Comparable Hotels increased by 5.6% to $252.54.
     The results for the quarter were affected by the Super Bowl which was held in Miami in 2007 and Phoenix in 2008. Excluding the impact of these events in both years, RevPAR at System-Wide Comparable Hotels increased by 5.4% in the first quarter of 2008 as compared to the same period in 2007. Results for the first quarter of 2008 also included the negative impact of the timing of Easter which occurred in March in 2008 as compared to April in 2007.
     Adjusted EBITDA increased by 1.5% to $21.6 million. EBITDA margins at System-Wide Comparable Hotels were even with the prior year.
     Strong international business along with positive market trends drove results in San Francisco, New York and Miami. Excluding the impact of the Super Bowl, RevPAR at Delano and Shore Club in South Beach rose by 9.4% and 4.8%, respectively. The increase in business from our international guests offset declines in domestic travel. For the first quarter of 2008, international visitors represented 31.7% of room revenues at System-Wide Comparable Hotels in the U.S. as compared to 24.1% in the prior year’s quarter.
     MHG recorded a net loss of $7.0 million for the first quarter of 2008, compared to net income of $0.4 million for the first quarter of 2007 primarily due to one-time non-operating income in 2007 and an increase in equity in losses at unconsolidated joint ventures in 2008.
Balance Sheet and Financing
     As of March 31, 2008, consolidated debt, which includes long-term debt and capital lease obligations, was $729.5 million including $80.5 million of lease obligations related to Clift. In addition, MHG had cash and cash equivalents of $81.3 million. There were no borrowings outstanding under MHG’s $225 million revolving credit facility which is secured by three of MHG’s owned hotels, Delano, Royalton and Morgans. All of MHG’s long-term debt at March 31, 2008 was at fixed rates, either directly or as a result of hedging arrangements.

     As of March 31, 2008, MHG had approximately $268.9 million invested in non-EBITDA producing assets including consolidated assets, equity investments in joint ventures and its proportionate share of joint venture debt. These projects included Mondrian South Beach, excess land and branding rights at Hard Rock, Mondrian Las Vegas, Delano Las Vegas, the Gale, Mondrian SoHo and Mondrian Chicago.
     In the first quarter of 2008, MHG repurchased 1.2 million shares of its common stock at an average price of $16.54 for a total of $19.2 million.
Development Activity
     The following outlines the anticipated opening dates of MHG’s new projects and expected completion dates of its renovation projects:

	2008	2009	2010
Mondrian Los Angeles Renovations	x
Morgans Renovations	x
Mondrian South Beach	x
Hard Rock Expansion		x
Mondrian SoHo		x
The Gale		x
Hudson unused space		x
Mondrian Chicago			x
Delano Las Vegas			x
Mondrian Las Vegas			x
Mondrian Palm Springs			x
     All of the projects expected to be completed in 2008 and 2009 have financing in place. Given the current state of the credit markets, obtaining adequate project financing may be challenging for some of our joint venture projects, which could result in changes in the scope of projects, delays or cancellations.
Guidance For 2008
     MHG is reiterating its guidance for 2008 which it previously disclosed in March 2008. The outlook is based upon MHG’s expectations for the U.S. economy, hotel supply growth and demand levels in the luxury lodging sector and, in particular, in MHG’s markets. While trends in most of the company’s markets remain positive, the uncertainty in the U.S. economy and the transient nature of the company’s business makes it difficult to forecast 2008 results with a high degree of accuracy. In addition, the company is undertaking a number of renovation construction projects which may not be completed in the projected timeframe or may result in higher revenue displacement than currently estimated by the company.
2008 Guidance:

System-Wide Comparable Hotel RevPAR Growth:	5% to 7%
Adjusted EBITDA:	$110 million to $115 million

     The above amounts anticipate approximately $12.0 to $15.0 million in EBITDA displacement due to the renovations planned at Mondrian LA, Morgans and Hard Rock. Due to these renovations, MHG believes that the 2008 Adjusted EBITDA level is not indicative of the normalized “run rate” Adjusted EBITDA of the portfolio.
     Based on current estimates, in 2008 MHG plans to spend approximately $75.0 million to fund equity investments in unconsolidated joint ventures of which approximately $50.0 million relates to the Echelon joint venture with Boyd Gaming. MHG also plans to spend approximately $50.0 million in 2008 on renovations of existing hotels and expansion opportunities at owned assets.
     The guidance also assumes a 33% interest in the Hard Rock joint venture. MHG’s ownership interest based on cash contributions was 32% at March 31, 2008 and is expected to decrease further, resulting in a lower proportionate share of both Adjusted EBITDA and Adjusted Debt. MHG does not currently anticipate funding its pro-rata share of such equity requirements.
     MHG plans to fund the above expenditures from its existing cash and cash equivalents and cash flow from operations after the funding of routine capital expenditures.
Conference Call
     MHG will host a conference call to discuss the first quarter financial results today at 5:00 PM Eastern time.
     The call will be webcast live over the Internet at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.
     The call can also be accessed live over the phone by dialing 800-683-1525 or 973-872-3197 for international callers; the password is 45774481. A replay of the call will be available two hours after the call and can be accessed by dialing 800-642-1687 or 706-645-9291 for international callers; the password is 45774481. The replay will be available from May 8, 2008 through May 15, 2008.
About Morgans Hotel Group
     Morgans Hotel Group Co. (NASDAQ: MHGC) operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and The Shore Club in Miami, Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St Martins Lane in London. MHG and an equity partner also own the Hard Rock Hotel & Casino in Las Vegas and related assets. MHG has other property transactions in various stages of completion, including projects in Miami Beach, Florida; Chicago, Illinois; SoHo, New York; Las Vegas, Nevada; and Palm Springs, California. For more information please visit www.morganshotelgroup.com.
Forward-Looking and Cautionary Statements
     Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; risks associated with the acquisition, development and integration of properties; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; the impact of any material litigation; the loss of key members of our senior management; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in MHG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other documents filed by MHG with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and MHG assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statement	Three Months
(In Thousands, except per share amounts)	Ended Mar. 31,
	2008	2007
Revenues :
Rooms	$46,155	$45,263
Food & beverage	26,570	25,557
Other hotel	3,473	3,646

Total hotel revenues	76,198	74,466
Management fees — related parties	4,536	3,956

Total revenues	80,734	78,422
Operating Costs and Expenses :
Rooms	13,169	12,627
Food & beverage	19,367	17,542
Other departmental	2,085	2,027
Hotel, selling, general and administrative	15,772	15,358
Property taxes, insurance and other	4,054	5,697

Total hotel operating expenses	54,447	53,251
Corporate expenses :
Stock based compensation	2,935	2,322
Other	7,402	6,733
Depreciation and amortization	6,091	4,807

Total operating costs and expenses	70,875	67,113
Operating income	9,859	11,309
Interest expense, net	10,505	10,599
Equity in loss of unconsolidated joint ventures	8,045	4,654
Minority interest in joint ventures	1,391	1,102
Other non-operating expense (income)	1,062	(5,723)

Pre tax (loss) income	(11,144)	677
Income tax (benefit) expense	(3,940)	228

Net (loss) income before minority interest	(7,204)	449
Minority interest	(225)	13
Net (loss) income	$(6,979)	$436
Weighted average common shares — diluted	32,292	32,749
(Loss) income per share	$(0.22)	$0.01

Hotel Operating Statistics	(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months
	Ended Mar. 31,		%	Ended Mar. 31,		%
	2008	2007	Change	2008	2007	Change
Morgans
Occupancy	79.9%	84.5%	-5.4%
ADR	$311.23	$277.66	12.1%
RevPAR	$248.67	$234.62	6.0%

Royalton
Occupancy	81.0%	88.4%	-8.4%
ADR	$368.02	$305.48	20.5%
RevPAR	$297.91	$270.07	10.3%

Hudson
Occupancy	85.3%	87.2%	-2.2%
ADR	$246.54	$228.08	8.1%
RevPAR	$210.37	$198.98	5.7%

Delano
Occupancy	86.7%	84.5%	2.7%
ADR	$683.80	$705.17	-3.0%
RevPAR	$592.99	$595.66	-0.4%

Clift
Occupancy	69.9%	64.0%	9.1%
ADR	$266.93	$260.16	2.6%
RevPAR	$186.53	$166.61	12.0%

Mondrian Scottsdale
Occupancy	61.2%	64.4%	-5.1%
ADR	$283.45	$245.16	15.6%
RevPAR	$173.33	$157.98	9.7%

Total Owned — Comparable
Occupancy	79.1%	79.9%	-1.0%
ADR	$319.10	$299.18	6.7%
RevPAR	$252.54	$239.04	5.6%

St. Martins Lane
Occupancy	77.6%	77.0%	0.8%	77.6%	77.0%	0.8%
ADR	$425.36	$425.54	0.0%	$425.36	$430.60	-1.2%
RevPAR	$330.16	$327.84	0.7%	$330.16	$331.73	-0.5%

Sanderson
Occupancy	72.6%	74.1%	-2.1%	72.6%	74.1%	-2.1%
ADR	$495.74	$487.20	1.8%	$495.74	$492.99	0.6%
RevPAR	$359.66	$360.87	-0.3%	$359.66	$365.16	-1.5%

Shore Club
Occupancy	71.5%	72.9%	-1.9%
ADR	$495.24	$551.30	-10.2%
RevPAR	$353.85	$401.68	-11.9%

System-wide — Comparable
Occupancy	77.7%	78.5%	-1.0%	77.7%	78.5%	-1.0%
ADR	$357.69	$348.86	2.5%	$357.69	$349.59	2.3%
RevPAR	$277.82	$273.68	1.5%	$277.82	$274.25	1.3%

Mondrian LA
Occupancy	52.9%	82.0%	-35.5%
ADR	$345.55	$325.70	6.1%
RevPAR	$182.80	$267.04	-31.5%

Hard Rock (1) (2)
Occupancy	94.0%	94.1%	-0.1%
ADR	$184.40	$192.30	-4.1%
RevPAR	$173.41	$180.99	-4.2%

(1)	For comparison purposes, information for 2007 includes January 2007 when MHG did not operate the hotel.

(2)	As is customary for companies in the gaming industry, Hard Rock presents average occupancy rate and average daily rate including rooms provided on a complimentary basis. Like most operators of hotels in the non-gaming lodging industry, MHG does not follow this practice at its other hotels, where average occupancy rate and average daily rate are presented net of rooms provided on a complimentary basis.

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.
We disclose Adjusted EBITDA because we believe it provides a meaningful comparison to our EBITDA as it excludes other non-operating (income) expenses that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a fee simple ownership interest. It also excludes stock-based compensation expense.
The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under accounting principles generally accepted in the United States, or U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.
Adjusted Debt
We disclose Adjusted Debt because we believe it provides a more meaningful comparison to our Adjusted EBITDA and is a useful tool to assess the value of MHG. Adjusted Debt is defined as long-term debt and capital lease obligations under U.S. GAAP less the lease obligation related to Clift.

A reconciliation of net income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation	Three Months
(In Thousands)	Ended Mar. 31,
	2008	2007
Net income (loss)	$(6,979)	$436
Interest expense, net	10,505	10,599
Income tax expense	(3,940)	228
Depreciation and amortization expense	6,091	4,807
Proportionate share of interest expense from unconsolidated joint ventures	8,488	6,508
Proportionate share of depreciation expense from unconsolidated joint ventures	2,945	2,125
Proportionate share of depreciation expense of consolidated joint ventures	(99)	(102)
Minority interest	(225)	13

EBITDA	16,786	24,614

Add: Other non operating expense (income)	1,062	(5,723)
Add: Other non operating expense from joint ventures	2,333	1,253
Less: Clift	(1,532)	(1,204)
Add: Stock based compensation	2,935	2,322

Adjusted EBITDA	$21,584	$21,262

Hotel Revenue Analysis	Three Months
(In Thousands, except percentages)	Ended Mar. 31,		%
	2008	2007	Change
Morgans	$2,557	$2,387	7%
Royalton	4,555	4,108	11%
Hudson	15,410	14,417	7%
Delano	10,469	10,454	0%
Clift	6,162	5,443	13%
Mondrian Scottsdale	3,060	2,759	11%

Total Owned — Comparable	42,213	39,568	7%

Mondrian LA	3,942	5,695	-31%

Total Owned	$46,155	$45,263	2%

Hotel Revenue Analysis	Three Months
(In Thousands, except percentages)	Ended Mar. 31,		%
	2008	2007	Change
Morgans	$5,381	$5,178	4%
Royalton	6,505	5,632	16%
Hudson	20,341	19,114	6%
Delano	19,999	18,953	6%
Clift	10,354	9,899	5%
Mondrian Scottsdale	5,549	4,675	19%

Total Owned — Comparable	68,129	63,451	7%

Mondrian LA	8,069	11,015	-27%

Total Owned	$76,198	$74,466	2%

Hotel EBITDA Analysis	Three Months
(In Thousands, except percentages)	Ended Mar. 31,		%
	2008	2007	Change
Morgans	$865	$781	11%
Royalton	880	1,035	-15%
Hudson	5,766	5,657	2%
Delano	8,477	8,121	4%
Clift	1,532	1,204	27%
Mondrian Scottsdale — Owned	1,263	(487)

Owned Comparable Hotels	18,783	16,311	15%

St Martins Lane	1,982	2,012	-1%
Sanderson	1,000	870	15%
Shore Club	367	403	-9%

Joint Venture Comparable Hotels	3,349	3,285	2%

Total System — Wide Comparable Hotels	22,132	19,596	13%

Mondrian LA — Owned	1,817	3,699	-51%
Hard Rock — Joint Venture	2,031	1,949	4%

Total Hotels	25,980	25,244	3%

Balance Sheet
(In Thousands)	Mar. 31,	Dec. 31,
	2008	2007
Cash	$81,293	$122,712
Restricted cash	30,539	28,604
Property and equipment	544,230	535,609
Goodwill	73,698	73,698
Accounts receivable	15,631	13,755
Prepaid expenses and other assets	10,858	11,369
Investments in joint ventures	107,565	110,208
Other assets	53,189	47,168

Total assets	917,003	943,123

Long-term debt	648,996	649,107
Capital lease obligations — Clift	80,464	80,092
Accounts payable and accrued expenses	30,055	36,126
Other liabilities	35,945	27,979

Total liabilities	795,460	793,304
Minority interests	19,920	19,833
Stockholders’ equity	101,623	129,986

Total liabilities and equity	$917,003	$943,123

Adjusted Debt
(In Thousands)
A reconciliation of long-term debt and capital lease obligations, the most directly comparable U.S. GAAP measure, to Adjusted Debt is indicated as follows:

Adjusted Debt
(In Thousands)	Mar. 31,
2008

Adjusted Debt — Consolidated

Long term debt and capital lease obligations	$729,460
Less: Clift Capitalized Lease	(80,464)

Adjusted Debt — Consolidated	648,996

Other Data (In Thousands)

Proportionate Share of Debt — Joint Ventures

London	$104,273
Shore Club	8,589
Mondrian South Beach	46,763
Hard Rock	261,868
Mondrian SoHo	17,980

Proportionate share of debt — joint ventures	439,473

Investments in Non-EBITDA Producing Assets (1)

The Gale	$17,862
Mondrian South Beach — represents equity investment of $20.8 million and proportionate share of debt of $46.8 million	67,538
Hard Rock — proportionate share of excess land, intellectual property rights and expansion costs	114,527
Deposit and initial investment in Echelon Las Vegas	44,002
Mondrian SoHo — equity investment of $5.1 million and proportionate share of debt of $18.0 million	23,031
Mondrian Chicago — equity investment	1,049
Other deposits	885

Investments in Non-EBITDA Producing Assets	$268,894

(1)	The equity investments listed in the table represent the cash invested in the joint ventures. The following is the balance shown in the financial statements, which includes equity in income or losses of unconsolidated joint ventures :

Amount
Mondrian South Beach	14,890
Hard Rock	30,384
Echelon Las Vegas	42,640
Mondrian SoHo	5,051
Mondrian Chicago	1,049